Exhibit 23.1



               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements (No. 333-58841; No. 333-02391; No. 333-00032; No. 333-
67055; No. 333-20229; No. 333-58843; No. 333-32140; No. 333-37894; No.
333-01528; No. 333-30871; No. 333-58845; No. 333-30232; and  No.  333-
52702) previously filed by Vertex Interactive, Inc. on Form S-8 of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated January 15, 2004, on the consolidated financial statements of the Company as of September 30, 2003 and for the year then ended, which report appears in this Annual Report on Form 10-K for the year ended September 30, 2003.



                                   /s/ J.H. Cohn LLP


Roseland, New Jersey
March 1, 2004